EXHIBIT 99.1

Majority Voting and Director Resignation Policy

It is a policy of the Board of Directors that any nominee for election as a director who receives a greater number of votes “withheld” or “against” his or her election than votes “for” his or her election (a “Majority Withheld Vote”) in an election of directors that is not a contested election is required to tender his or her resignation as a director to the Board of Directors promptly following the certification of the election results. For purposes of this policy, a “contested” election is an election in which the number of nominees for director exceeds the number of directors to be elected. Neither abstentions nor broker non-votes will be deemed to be votes for or withheld from a director’s election for purposes of this policy.

The Nominating and Corporate Governance Committee will consider each resignation tendered under this policy and recommend to the Board of Directors whether to accept or reject it. The Board of Directors will act on each tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, within 90 days following the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation, and the Board of Directors, in making its decision, may consider any factors or other information that it considers appropriate, including the reasons (if any) given by shareholders as to why they withheld their votes, the qualifications of the tendering Director, and his or her contributions to the Board of Directors and the Company. The Board of Directors will promptly disclose publicly (1) its decision whether to accept or reject the Director’s tendered resignation and (2) if rejected by the Board, the Board’s reasons for rejecting the tendered resignation.

Any Director who tenders his or her resignation pursuant to this policy will not participate in the Nominating and Corporate Governance Committee recommendation or Board of Directors deliberations regarding whether to accept or reject the tendered resignation. If, however, each member of the Nominating and Corporate Governance Committee received a Majority Withheld Vote in the same election, then the Board of Directors will appoint a committee comprised solely of independent Directors who did not receive a Majority Withheld Vote in that election to consider each tendered resignation and recommend to the Board of Directors whether to accept or reject it.

If a Director’s tendered resignation is rejected by the Board of Directors, the Director will continue to serve for the remainder of his or her term and until his or her successor is duly elected, or his or her earlier death, resignation or removal.

If a Director’s tendered resignation is accepted by the Board of Directors, then the Board of Directors may fill any resulting vacancy or may decrease the number of Directors comprising the Board of Directors, in each case pursuant to the Company’s Bylaws.

The Board of Directors will consider as candidates for nomination for election or re-election to the Board, or to fill vacancies and new directorships on the Board, only those individuals who agree to tender, promptly following their election, re-election or appointment, an irrevocable resignation that will be effective upon (a) the occurrence of a Majority Withheld Vote for that Director and (b) acceptance of the tendered resignation by the Board of Directors. The advanced conditional resignation shall be substantially in the form attached to this policy.

The Board of Directors may at any time supplement or amend any provision of this policy in any respect, repeal the policy in whole or part or adopt a new policy relating to Director elections with such terms as the Board of Directors determines in its sole discretion to be appropriate. The Board of Directors will have the exclusive power and authority to administer this policy, including, without limitation, the right and power to interpret the provisions of this policy and to make all determinations deemed necessary or advisable for the administration of this policy, including, without limitation, any determination as to whether any election of Directors is contested. All such actions, interpretations and determinations that are done or made by the Board of Directors in good faith will be final, conclusive and binding.

Form of Advance Conditional Resignation

To the Chairman of the Board of Directors and the Secretary of AMERISAFE, Inc. (the “Company”):

Pursuant to Section 21.4091 of the Texas Business Organization Code, I hereby irrevocably tender my resignation as a director of the Company, which resignation will become effective only upon the occurrence of the following two conditions: (1) I fail, upon nomination, to be re-elected as a director of the Company by the vote of the majority of the votes cast for my re-election at a meeting for the election of directors at which a quorum is present, unless the number of nominees exceeds the number of directors to be elected, in which case the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting; and (2) thereafter, the Board of Directors of the Company accepts my resignation as a director.

For purposes of this letter, a “majority of votes cast” shall mean that the number of shares voted “for” my re-election exceeds the number of votes cast “withheld” or “against” my re-election.

In the event that I fail to receive the required number of votes for re-election, I will abstain from participating in the decision of the Nominating and Corporate Governance Committee and of the Board of Directors relating to my resignation.

[Name]

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